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                         INVESTMENT ADVISORY AGREEMENT

   INVESTMENT ADVISORY AGREEMENT, dated as of November 28, 2006, by and among GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation having its principal place of business in Boston, Massachusetts (the "Adviser"), and GREEN CENTURY FUNDS, a Massachusetts business trust created pursuant to a Declaration of Trust dated as of July 1, 1991, as amended from time to time (the "Trust") on behalf of the Green Century Equity Fund.

   WHEREAS, the Trust has been organized to operate as an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

   WHEREAS, the shares of beneficial interest (par value $0.01 per share) of the Trust are divided into two separate series, Green Century Balanced Fund (the "Balanced Fund") and Green Century Equity Fund (the "Equity Fund") (each, along with any series which may in the future be established, a "Series"); and

   WHEREAS, the Trust on behalf of the Equity Fund desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser and to have an investment adviser perform for it various investment advisory and research services and other management services; and

   WHEREAS, the Adviser has been organized to operate as an investment adviser registered under the Investment Advisers Act of 1940, as amended, and desires to provide investment advisory services to the Trust on behalf of the Equity Fund;

   NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

   1. Employment of the Adviser. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Equity Fund subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

   2. Obligations of and Services to be Provided by the Adviser. In providing the services and assuming the obligations set forth herein, the Adviser may, at its expense, employ one or more subadvisers. References herein to the Adviser shall include any subadviser employed by the Adviser. Any agreement between the Adviser and a subadviser shall be subject to the renewal, termination and amendment provisions of paragraph 9 hereof. The Adviser undertakes to provide the following services and to assume the following obligations:

     a. The Adviser shall manage the investment and reinvestment of the assets of the Equity Fund, subject to and in accordance with the investment objectives and policies of the Equity Fund and any directions which the Trust's Board of Trustees may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the assets of the Equity Fund and the purchase and sale of portfolio securities and shall take such steps as may be

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         necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities shall be exercised. The Adviser shall render regular reports to the Trust's Board of Trustees concerning the Trust's investment activities.

     b. The Adviser shall, in the name of the Equity Fund, place orders for the execution of the Equity Fund's portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statements under the 1940 Act and the Securities Act of 1933, as such registration statements may be amended from time to time. In connection with the placement of orders for the execution of the Equity Fund's portfolio transactions, the Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     c. The Adviser shall bear its expenses of providing services to the Trust pursuant to this Agreement except such expenses as are undertaken by the Trust. In addition, the Adviser shall pay the salaries and fees, if any, of all Trustees, executive officers and employees of the Trust who are affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, of the Adviser.

   3. Compensation of Adviser.

     a. As compensation for the services rendered and obligations assumed hereunder by the Adviser, the Trust shall pay to the Adviser monthly a fee from the Equity Fund equal on an annual basis to 0.25% of the average daily net assets of the Equity Fund up to but not including $100 million, 0.22% of the average daily net assets of the Equity Fund from and including $100 million up to but not including $500 million, 0.17% of the average daily net assets of the Equity Fund from and including $500 million up to but not including $1 billion, and 0.12% of the average daily net assets of the Equity Fund equal to or in excess of $1 billion. Such fee shall be computed and accrued daily. If Green Century Capital Management, Inc. serves as investment adviser for less than the whole of any period specified in this Section 3a, the compensation to Green Century Capital Management, Inc., as Adviser, shall be prorated. For purposes of calculating the Adviser's fee, the daily value of the Equity Fund's net assets shall be computed by the same method as the Trust uses to compute the value of the Equity Fund's net assets in connection with the determination of net asset value of the Equity Fund's shares.

     b.  The Adviser reserves the right to waive all or part of its fee.

   4. Activities of the Adviser. The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. It is understood that the Trustees and officers of the Trust are or may become interested in the Adviser as stockholders, officers or otherwise, and that stockholders and officers of the Adviser are or may become similarly

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interested in the Trust, and that the Adviser may become interested in the
Trust as a shareholder or otherwise.

   5. Use of Names. The Trust shall not use the name of the Adviser in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name of the Trust in any material relating to the Adviser in any manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

   The Trustees of the Trust acknowledge that, in consideration of the Adviser's assumption of certain organization and ongoing expenses of the Trust, the Adviser has reserved for itself the right to the names "Green Century Funds", "Green Century Money Market Fund", "Green Century Equity Fund" and "Green Century Balanced Fund" (or any similar names) and that use by the Trust of such names shall continue only with the continuing consent of the Adviser, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the Trust.

   6. Limitation of Liability of the Adviser. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Equity Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. As used in this Section 6, the term "Adviser" shall include Green Century Capital Management, Inc. and/or any of its affiliates and the Directors, officers and employees of Green Century Capital Management, Inc. and/or of its affiliates.

   7. Limitation of Trust's Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Adviser agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Equity Fund nor from any Trustee, officer, employee or agent of the Trust.

   8. Force Majeure. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrections, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

   9. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and indefinitely thereafter, if its continuance after such two-year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Equity Fund or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval. If such approval is not obtained, this Agreement shall terminate on the date which is 15 months from the last such approval. This Agreement may be terminated at any time, without payment of any penalty, by the

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Trust's Board of Trustees or by a vote of the majority of the outstanding voting securities of the Equity Fund upon 60 days' prior written notice to the Adviser and by the Adviser upon 60 days' prior written notice to the Trust. This agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Equity Fund. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment" and "majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

   10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

   11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. The Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. Pursuant to the Trust's Declaration of Trust, dated as of July 1, 1991, and as amended, the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                              GREEN CENTURY FUNDS, ON BEHALF OF THE GREEN
                                              CENTURY EQUITY FUND

                                              BY
                                                        -----------------------------
                                                        Kristina A. Curtis
                                                        President

                                              GREEN CENTURY CAPITAL MANAGEMENT, INC.

                                              BY
                                                        -----------------------------
                                                        Wendy Wendlandt
                                                        President

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